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                                   EXHIBIT 5.1



                                 August 20, 1997


ADAC Laboratories
540 Alder Drive
Milpitas, California  95035

Gentlemen:

               I am the Vice President, General Counsel and Secretary of the Company and have acted as Company counsel in connection with the offering and proposed sale of up to 331,658 shares of the Company's Common Stock (the "Common Stock") to be offered by third parties pursuant to a Registration Statement on Form S-3 to be filed under the Securities Act of 1933, (the "Registration Statement"). In this connection I have examined: (a) the Company's Registration Statement; (b) the Company's Certificate of Incorporation and Bylaws, as amended to date; (c) minutes of meetings of the Company's Board of Directors; and (d) such other proceedings, documents and records as we have deemed necessary to enable me to render this opinion.

               Based upon the foregoing, I am of the opinion that, when sold as contemplated by the Registration Statement, the shares of Common Stock covered by the Registration Statement will be validly issued, fully paid and nonassessable.

               I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus included therein.





                               By /s/ KAREN L. MASTERSON
                                 ----------------------------------------
                                 Karen L. Masterson
                                 Vice President, General Counsel and Secretary